Exhibit 10.1

Valpey-Fisher Corporation Key Employee Bonus Plan For
Fiscal Year 2009

Purpose of Plan
To provide an incentive to those employees who have a major impact on the profitability of the company.

Eligibility
Must be a full time employee and be in continued employment of the Company for the entire fiscal year, unless a waiver of this provision is approved in advance of hiring by the Compensation Committee. In the event the Company is sold before the end of the year, the bonuses earned through the sale date would be prorated.

Participants
The plan participants will include the CEO and the Management Staff.

Bonus Pool
The 2009 bonus pool is based on achieving certain pre-tax operating profit amounts before the bonus amount, other income/expense, extraordinary income/expense and the effects of SFAS 123R ("adjusted operating profit") listed below:

Adjusted Operating Profit	Cumulative Bonus Amount

500,000	75,000
1,000,000	150,000
1,250,000	200,000
1,500,000	275,000
1,750,000	325,000
2,000,000	375,000
2,250,000	450,000
2,500,000	500,000

 For adjusted operating profit amounts between the listed amounts, the bonus amount will be prorated.

For adjusted operating profit in excess of $2,500,000 the Board of Directors will determine the bonus amount.

The Compensation Committee will recommend the bonus payout amount for the CEO to the Board of Directors for their approval. The CEO will recommend the payout amount for the remaining participants, which will then be reviewed by the Compensation Committee and recommended to the Board of Directors for approval.  A performance review will be furnished by the Chairman for the CEO and by the CEO for the other participants.

The distribution of the bonus and percentage of individual participation will range from 0% to 100% of salary.

The bonus amount includes a profit sharing contribution for the year ended December 31, 2009 as determined by the Board of Directors and shall be limited to a maximum of 10% of the total bonus payout.